EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2017 Results, Raises Full Year 2017 Guidance and Provides Full Year 2018 Guidance

Summary of Third Quarter 2017 Results (in millions, except LNG data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$1,403	$465	$3,855	$711
Net loss[1]	$(289)	$(101)	$(520)	$(720)
Consolidated Adjusted EBITDA[2]	$442	$67	$1,297	$19
Weighted average number of common shares outstanding—basic and diluted	232.6	228.9	232.5	228.5
LNG exported:
Number of cargoes	44	18	135	33
Volumes (TBtu)	160	62	482	114
LNG volumes loaded (TBtu)	162	61	483	114

Summary 2017 Revised Full Year Guidance (in billions)

	2017
Consolidated Adjusted EBITDA[2]	$1.8	-	$1.9
Distributable Cash Flow[2]	$0.6	-	$0.7

Summary 2018 Full Year Guidance (in billions)

	2018
Consolidated Adjusted EBITDA[2]	$1.9	-	$2.1
Distributable Cash Flow[2]	$0.2	-	$0.4

Recent Highlights
Strategic

•
As of October 31, 2017, more than 200 cumulative LNG cargoes had been produced, loaded, and exported from the SPL Project (defined below), with deliveries completed to 25 countries worldwide. Sabine Pass Liquefaction, LLC has successfully fulfilled its obligations to the foundation customers of Trains 1-3 and provided LNG that our marketing function has sold to multiple customers with long-term contracting potential.

•	We recently opened offices in Tokyo, Japan and Beijing, China and established an in-country presence in Thailand to build expertise and local relationships.

•	We recently entered into term agreements for a portion of the LNG volumes expected to be available to our marketing function for the period 2018-2020.

___________________________
1 Net loss as used herein refers to Net loss attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•
We are focused on advancing long-term LNG Sale and Purchase Agreement (“SPA”) discussions to facilitate Final Investment Decision of Train 3 at the CCL Project (defined below), and have commenced advanced engineering and preliminary procurement work on Train 3 with our EPC partner Bechtel.

•
We completed our FEED study on a midscale liquefaction solution for the Corpus Christi Expansion Project (defined below) and began the process of amending our filing with the Federal Energy Regulatory Commission to incorporate midscale liquefaction technology.

Operational

•	Substantial completion of Train 4 of the SPL Project was achieved in October 2017, more than five months ahead of the guaranteed completion date.

•	Operations and maintenance personnel staffing and training plans for the CCL Project are on schedule.

•	LNG production operations at the SPL Project continued uninterrupted during Hurricane Harvey.
Financial

•
In August 2017, the Date of First Commercial Delivery (“DFCD”) relating to Train 2 of the SPL Project was reached under the respective 20-year SPAs with Gas Natural Fenosa LNG GOM, Limited and BG Gulf Coast LNG, LLC.

•
In September 2017, Cheniere Energy Partners, L.P. (“Cheniere Partners”) issued an aggregate principal amount of $1.5 billion of 5.250% Senior Notes due 2025 (“the 2025 CQP Senior Notes”). Net proceeds of the offering, after deducting commissions, fees and expenses, were used to prepay a portion of the outstanding indebtedness under Cheniere Partners’ credit facilities.

•	In September 2017, Moody’s Investors Service, S&P Global Ratings and Fitch Ratings assigned ratings of Ba2 / BB / BB, respectively to the 2025 CQP Senior Notes.
Liquefaction Projects Update

	SPL Project				CCL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6	Trains 1-2	Train 3
Project Status	Operational	Operational	Under Construction	Permitted	Under Construction	Permitted
Expected Substantial Completion	Complete	Complete	2H 2019	—	T1 - 1H 2019 T2 - 2H 2019	—
Expected DFCD Window Start	Complete	1H 2018	2H 2019	—	T1 - 1H 2019 T2 - 1H 2020	—

Construction operations at both the SPL Project and the CCL Project have returned to productivity levels achieved prior to Hurricane Harvey.

Houston, Texas - November 14, 2017 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported a net loss1 of $289 million, or $1.24 per share (basic and diluted), for the three months ended September 30, 2017, compared to a net loss of $101 million, or $0.44 per share (basic and diluted), for the comparable 2016 period.

Cheniere reported a net loss of $520 million, or $2.24 per share (basic and diluted), for the nine months ended September 30, 2017, compared to a net loss of $720 million, or $3.15 per share (basic and diluted), for the comparable 2016 period.

During the three months ended September 30, 2017, the increase in net loss was primarily due to the increased allocation of net income to non-controlling interest due primarily to the non-cash impact of amortization of the beneficial conversion feature on Cheniere Partners’ Class B units, increased interest expense, net of amounts capitalized, and increased derivative loss, net associated with interest rate derivative activity, which were partially offset by increased income from operations. During the nine months ended September 30, 2017, the decrease in net loss was primarily due to increased income from operations and decreased derivative loss, net associated with interest rate derivative activity, which were partially offset by increased allocation of net income to non-controlling interest and increased interest expense, net of amounts capitalized. The amortization of the beneficial conversion feature on Cheniere Partners’ Class B units ceased upon the conversion of these units into common units on August 2, 2017, and there will be no further impact to net income (loss) attributable to non-controlling interest due to the amortization of the beneficial conversion feature.

During the three and nine months ended September 30, 2017, 44 and 135 LNG cargoes, respectively, were exported from the SPL Project, of which 5 and 12, respectively, were commissioning cargoes.

Consolidated Adjusted EBITDA2 for the three and nine months ended September 30, 2017 was $442 million and $1.3 billion, respectively, compared to $67 million and $19 million for the comparable 2016 periods. The increases in Consolidated Adjusted EBITDA during the respective periods were primarily due to increased income from operations.

“I’m pleased to report our strong third quarter results today, which are a product of continued execution and operational excellence across the company. In addition, we are again increasing our full year 2017 guidance and are introducing our guidance for full year 2018” said Jack Fusco, Cheniere’s President and CEO. “The third quarter was highlighted by the commencement of our long-term contract with Gas Natural Fenosa and the successful commissioning of Train 4 at Sabine Pass. Train 4 recently achieved Substantial Completion, and we’ve now brought the first four Trains online in less than 17 months, all of them ahead of schedule and within budget.

“We are revising our 2017 guidance upward as operating results continue to exceed earlier expectations, and we have greater certainty on results as we approach the end of the year. Our 2018 guidance range is driven primarily by LNG production scenarios at Sabine Pass and expected market pricing for LNG during 2018.”
LNG Volume Summary
The following table summarizes the volumes of operational and commissioning LNG cargoes that were loaded from the SPL Project and recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2017:

	Three Months Ended September 30, 2017		Nine Months Ended September 30, 2017
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	144	18	439	44
Volumes loaded during the prior period but recognized during the current period	14	—	19	—
Less: volumes loaded during the current period and in transit at the end of the period	(7)	(4)	(7)	(4)
Total volumes recognized in the current period	151	14	451	40
In addition, during the three and nine months ended September 30, 2017, we recognized volumes of 46 and 64 TBtu, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
Third Quarter 2017 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners (NYSE American: CQP) as of September 30, 2017 consisted of 100% ownership of the general partner of Cheniere Partners and 82.7% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE American: CQH) which owned a 48.6% limited partner interest in Cheniere Partners on September 30, 2017.

Variances in results of operations for the three and nine months ended September 30, 2017, compared to the three and nine months ended September 30, 2016, were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared. Total revenues increased $938 million and $3.1 billion during the three and nine months ended September 30, 2017 as compared to the three and nine months ended September 30, 2016, respectively, primarily due to the increased volume of LNG sold that was recognized as revenues following the achievement of substantial completion of each Train, and to a lesser extent the increased volume of LNG sold that was sourced from third parties.

Total operating costs and expenses increased $656 million and $2.0 billion during the three and nine months ended September 30, 2017, respectively, compared to the three and nine months ended September 30, 2016. The increase in total operating costs and expenses was primarily due to an increase in cost of sales and, to a lesser extent, from increases in operating and maintenance expense and depreciation and amortization expense.

Selling, general and administrative (“SG&A”) expense increased $5 million during the three months ended September 30, 2017 compared to the three months ended September 30, 2016, but decreased $18 million during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. During the three months ended September 30, 2016, SG&A expense benefited from a cost reversal that was not repeated in the comparable 2017 period. The $18 million decrease in SG&A expense for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016 is primarily due to certain organizational changes implemented during 2016.
Included in SG&A expense were share-based compensation expenses of $13 million and $38 million for the three and nine months ended September 30, 2017, respectively, compared to $7 million and $31 million for the comparable 2016 periods.
Although we realized net income before non-controlling interest during the three and nine months ended September 30, 2017, we realized a net loss attributable to common stockholders during the periods as a result of the amortization of the beneficial conversion feature on Cheniere Partners’ Class B units impacting net income attributed to non-controlling interest. The impact to net income (loss) attributable to non-controlling interest due to the non-cash amortization of the beneficial conversion feature was $370 million and $748 million during the three and nine months ended September 30, 2017, respectively, compared to $7 million and $10 million during the three and nine months ended September 30, 2016, respectively. The amortization of the beneficial conversion feature on Cheniere Partners’ Class B units ceased upon the conversion of these units into common units on August 2, 2017, and there will be no further impact to net income (loss) attributable to non-controlling interest due to the amortization of the beneficial conversion feature. The share of Cheniere Partners’ net income (loss) that is attributed to non-controlling interest holders has increased from August 2, 2017 as a result of the increased ownership percentage by non-controlling interest holders.
Capital Resources
As of September 30, 2017, we had cash and cash equivalents of $919 million available to Cheniere. In addition, we had current and non-current restricted cash of $1.7 billion (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $627 million for the SPL Project, $117 million for the CCL Project (defined below), $816 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $96 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. Trains 1 through 4 are operational, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
CCL Project
We are developing up to three Trains near Corpus Christi, Texas (the “CCL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. Trains 1 and 2 are under construction, and Train 3 is being commercialized and has all necessary regulatory approvals in place.
Corpus Christi Expansion Project
We are developing up to seven midscale liquefaction trains adjacent to the CCL Project, each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa. We have initiated the regulatory approval process with respect to the Corpus Christi Expansion Project.

Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the third quarter on Tuesday, November 14, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
LNG revenues	$1,332	$399	$3,646	$512
Regasification revenues	65	64	195	194
Other revenues	5	2	12	5
Other—related party	1	—	2	—
Total revenues	1,403	465	3,855	711

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	824	253	2,140	353
Operating and maintenance expense	114	61	309	143
Development expense	3	2	7	5
Selling, general and administrative expense	64	59	179	197
Depreciation and amortization expense	92	49	252	106
Restructuring expense	—	26	6	49
Impairment expense and loss on disposal of assets	9	—	15	10
Total operating costs and expenses	1,106	450	2,908	863

Income (loss) from operations	297	15	947	(152)

Other income (expense)
Interest expense, net of capitalized interest	(186)	(148)	(539)	(330)
Loss on early extinguishment of debt	(25)	(26)	(100)	(83)
Derivative gain (loss), net	(2)	30	(37)	(242)
Other income (expense)	4	—	11	(6)
Total other expense	(209)	(144)	(665)	(661)

Income (loss) before income taxes and non-controlling interest	88	(129)	282	(813)
Income tax benefit (provision)	2	(2)	1	(2)
Net income (loss)	90	(131)	283	(815)
Less: net income (loss) attributable to non-controlling interest	379	(30)	803	(95)
Net loss attributable to common stockholders	$(289)	$(101)	$(520)	$(720)

Net loss per share attributable to common stockholders—basic and diluted	$(1.24)	$(0.44)	$(2.24)	$(3.15)

Weighted average number of common shares outstanding—basic and diluted	232.6	228.9	232.5	228.5

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	September 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$919	$876
Restricted cash	1,590	860
Accounts and other receivables	264	218
Accounts receivable—related party	1	—
Inventory	133	160
Derivative assets	12	24
Other current assets	112	100
Total current assets	3,031	2,238

Non-current restricted cash	66	91
Property, plant and equipment, net	23,466	20,635
Debt issuance costs, net	159	277
Non-current derivative assets	37	83
Goodwill	77	77
Other non-current assets, net	298	302
Total assets	$27,134	$23,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$59	$49
Accrued liabilities	722	637
Current debt	41	247
Deferred revenue	134	73
Derivative liabilities	55	71
Total current liabilities	1,011	1,077

Long-term debt, net	24,923	21,688
Non-current deferred revenue	2	5
Non-current derivative liabilities	52	45
Other non-current liabilities	63	49

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at September 30, 2017 and December 31, 2016
Issued: 250.1 million shares at September 30, 2017 and December 31, 2016
Outstanding: 237.8 million shares and 238.0 million shares at September 30, 2017 and December 31, 2016, respectively	1	1
Treasury stock: 12.3 million shares and 12.2 million shares at September 30, 2017 and December 31, 2016, respectively, at cost	(378)	(374)
Additional paid-in-capital	3,238	3,211
Accumulated deficit	(4,754)	(4,234)
Total stockholders’ deficit	(1,893)	(1,396)
Non-controlling interest	2,976	2,235
Total equity	1,083	839
Total liabilities and equity	$27,134	$23,703

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow per Share are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net loss attributable to Cheniere before net income (loss) attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net loss attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, CQH and Cheniere Corpus Christi Holdings, LLC, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

Distributable Cash Flow per Share is calculated by dividing Distributable Cash Flow by the weighted average number of common shares outstanding.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2017 and 2016 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(289)	$(101)	$(520)	$(720)
Net income (loss) attributable to non-controlling interest	379	(30)	803	(95)
Income tax provision (benefit)	(2)	2	(1)	2
Interest expense, net of capitalized interest	186	148	539	330
Loss on early extinguishment of debt	25	26	100	83
Derivative loss (gain), net	2	(30)	37	242
Other expense (income)	(4)	—	(11)	6
Income (loss) from operations	$297	$15	$947	$(152)
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	92	49	252	106
Loss (gain) from changes in fair value of commodity and FX derivatives, net	35	(3)	63	23
Total non-cash compensation expense	9	6	20	32
Impairment expense and loss on disposal of assets	9	—	15	10
Consolidated Adjusted EBITDA	$442	$67	$1,297	$19

Distributable Cash Flow

The following table reconciles our forecast Consolidated Adjusted EBITDA and Distributable Cash Flow to forecast Net loss attributable to common stockholders for 2017 and 2018 (in billions):

	2017			2018
Net income (loss) attributable to common stockholders	$(0.4)	-	$(0.3)	$(0.1)	-	$0.1
Net income attributable to non-controlling interest	0.9	-	0.9	0.6	-	0.6
Income tax provision (benefit)			(0.0)			(0.0)
Interest expense, net of capitalized interest			0.8			0.9
Loss on early extinguishment of debt			0.1			0.0
Derivative loss (gain), net			0.0			0.0
Other expense (income)			0.0			0.0
Income from operations	$1.4	-	$1.5	$1.4	-	$1.6
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense			0.4			0.5
Loss (gain) from changes in fair value of commodity and FX derivatives, net			0.0			0.0
Total non-cash compensation expense			0.0			0.0
Impairment expense and loss on disposal of assets			0.0			0.0
Consolidated Adjusted EBITDA	$1.8	-	$1.9	$1.9	-	$2.1
CQP/CQH minority interest	(0.3)	-	(0.3)	(0.6)	-	(0.6)
SPL and CQP cash retained / interest expense / other	(0.8)	-	(0.8)	(0.9)	-	(0.9)
CQP interest expense			(0.1)			(0.1)
CEI interest expense			(0.0)			(0.0)
CEI Distributable Cash Flow	$0.6	-	$0.7	$0.2	-	$0.4

Note: Totals may not sum due to rounding

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764